Exhibit 99.1
Virco Reports Third Quarter Results

December 14, 2020 - Torrance, California - Virco Mfg. Corporation (NASDAQ: VIRC) today reported its financial results for the third fiscal quarter ended October 31, 2020. Net sales and earnings continue to be negatively impacted by economic conditions driven by the COVID-19 pandemic. Net sales for the third quarter were $56,741,000, a 15.3% decline from last year’s $66,998,000. Through nine months, net sales were $133,625,000 versus $164,250,000 last year, a decline of 18.6%. Operating income for the third quarter declined by 8.5% compared to the prior year, although net income for the quarter improved 15.1% to $4,480,000 or $0.28 per diluted share from $3,892,000 or $0.25 per diluted share, reflecting the positive impact of operational expense controls and favorable tax benefits.

Below are the condensed interim financial results for the three and nine months:

	Three Months Ended		Nine Months Ended
In thousands, except per share data	10/31/2020	10/31/2019	10/31/2020	10/31/2019
	(Unaudited)

Net sales	$56,741	$66,998	$133,625	$164,250
Cost of sales	34,466	40,153	83,243	99,582
Gross Profit	22,275	26,845	50,382	64,668
Selling, general administrative & other expense	16,450	20,476	43,869	51,717
Operating income	5,825	6,369	6,513	12,951
Pension expense	542	188	1,626	564
Interest expense, net	419	603	1,317	2,210
Income before income taxes	4,864	5,578	3,570	10,177
Income tax expense	384	1,686	235	3,485
Net income	$4,480	$3,892	$3,335	$6,692

Net income per share - basic	$0.28	$0.25	$0.21	$0.43
Net income per share - diluted	$0.28	$0.25	$0.21	$0.43

Weighted average shares outstanding - basic	15,733	15,654	15,566	15,568
Weighted average shares outstanding - diluted	15,767	15,710	15,586	15,621

		10/31/2020	1/31/2020	10/31/2019
		(Unaudited)		(Unaudited)

Current assets		$56,941	$58,342	$63,270
Non-current assets		74,971	80,650	76,595
Current liabilities		26,691	25,118	25,392
Non-current liabilities		45,415	59,056	49,924
Stockholders' equity		59,806	54,818	64,549

Through summer, the Company noted a meaningful shift in demand toward individual student desks and chairs that could be more easily distanced within existing facilities. Given the flexibility of the Company’s domestic factories, shifting production to these traditional products was relatively efficient. Those efficiencies have contributed to the steady improvement in the trend of operating income even as top-line revenue remains depressed. Management notes that the Company’s vertical business model has afforded the Company some degree of stability and control during the

COVID pandemic in several key areas, including overall customer experience, cash flow, product quality, and balance sheet metrics such as inventory, accounts payable and receivable. The Company’s continued availability of seasonal debt financing has also provided important flexibility to manage borrowing costs and inventory build during this period of limited visibility on future orders. The Company has conservatively managed its buildup of inventory this year, which has decreased by $6,035,000 at October 31, 2020 compared to the prior year. This reduction has enabled the Company to completely pay down its revolving line of credit with PNC Bank as of October 31, 2020.

Virco Chairman and CEO Robert Virtue was hopeful that recent positive trends would continue: “This has been a tough year in many areas, including predictions for the future. Still, I’m reassured by the growing recognition that in-person schooling is critical for students, families, and society in general. From our founding in 1950 we have been strongly dedicated to the idea of public education. As schools recover from this year’s uncertainties, we hope to use our strength and financial resilience to support their return to full operations.”

Virco President Doug Virtue was complimentary of Company employees: “Thanks to the incredible skill and experience of our employees, we were able to help public and private schools across the country as they implemented, often on very short notice, their re-opening plans. In a recent case we manufactured and installed new furniture for over 40 individual schools in less than four weeks. This kind of performance would not be possible without our own dedicated teams in sales, customer service, manufacturing, and logistics. I’m very proud of what we’ve accomplished and enormously appreciative of our employees.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2020, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.